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                                                                     Exhibit 8.2


            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                          February 17, 1999

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166-9323

Dear Ladies and Gentlemen:

            We have acted as special counsel to America Online, Inc., a Delaware corporation ("AOL"), in connection with the contemplated merger (the "Merger") of Apollo Acquisition Corp., a Delaware corporation and a newly-formed, direct, wholly-owned subsidiary of AOL ("Merger Sub") with and into Netscape Communications Corporation, a Delaware corporation ("Netscape"), pursuant to an Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement") by and among AOL, Merger Sub and Netscape. The delivery of this opinion, dated as of the Effective Time, is a condition to the Merger pursuant to section 8.2(d) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

            In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and agreements made by AOL, Netscape and Merger Sub, including representations set forth in certificates from officers of AOL and Netscape in the form of Annexes E and F to the Merger Agreement (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by AOL, Netscape, and others, including those set forth in the Representation Letters.


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America Online, Inc.
February 17, 1999
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            In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with such agreements and that all covenants contained in the Merger Agreement (including exhibits thereto) and the Representation Letters will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. Furthermore, we have assumed that the Merger qualifies as a statutory merger under the laws of the State of Delaware.

            In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

            Based upon and subject to the foregoing, and subject to the qualifications set forth herein, it is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP that the discussion in the Proxy Statement-Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger" is true and correct in all material respects.


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America Online, Inc.
February 17, 1999
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            Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. We are furnishing this opinion to you solely in connection with section 8.2(d) of the Merger Agreement and it is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We consent to the use of our name under the heading "Material
United States Federal Income Tax Consequences of the Merger" in the
Proxy Statement-Prospectus. We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 8.2 to the Proxy Statement-Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                    Very truly yours,



                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP